Exhibit 99.1

BLASTGARD INTERNATIONAL ENTERS INTO AN OPTION AGREEMENT TO ACQUIRE INNOVATIVE COMPOSITES INCORPORATED

Clearwater, Fl August 30, 2007 – BlastGard International, Inc. (OTCBB: BLGA), the creator of blast-mitigation products and services, is pleased to announce that we have entered into an option agreement to purchase 100% of Innovative Composites, Incorporated (Innovative), a Michigan based development stage corporation doing business in the composites industry and engaged in the design, engineering and manufacturing of continuous fiber reinforced thermoplastics, utilizing patented technologies. Upon the completion of our due diligence and subject to Board approval, in the event we elect to  exercise our  option to purchase Innovative on or before October 31, 2007, we would issue an aggregate of 7,530,000 shares of our restricted common stock, subject to a 50% holdback and escrow, with a 100% release of escrowed stock to Innovative shareholders and advisors based upon Innovative receiving firm contract awards of $2,000,000 by April 30, 2008 and an additional $3,000,000  by April 30, 2009.  The option agreement contemplates that we will provide loans of up to $140,000 on an unsecured basis to Innovative. We can provide no assurances that we will complete the acquisition of Innovative on the terms outlined above, if at all.

Jack Waddell, President of BlastGard stated, “We are really enthused about bringing these two companies together. Together they create far greater opportunities to penetrate the targeted military and homeland security market sectors.  In addition, combining our respective materials and technologies should generate some exciting and efficient new blast mitigating and ballistic products.  Innovative is a perfect fit, with a strong management team with extensive experience in new composites product development and efficient production. Starting only in mid 2006, Innovative already has four letters of intent from different customers to purchase meaningful volumes of Innovative product, starting with September production.”

“I am proud to report that Innovative Composites’ team is joining BlastGard International,” said Terry Ball, President of Innovative. “Innovative’s composite engineering and manufacturing expertise compliments the exciting technologies of Blastgard International.  The combination of BlastGard’s blast mitigation technologies and our proprietary technologies producing continuous fiber reinforced ballistic and shrapnel management systems will provide exciting opportunities in the homeland security and military markets. The synergies created through this strategic acquisition will accelerate our progress in engineering unique product solutions for the marine, fitness and construction market. Our combined sales, marketing and engineering teams will demonstrate the advantages of BlastGard’s expanded technologies to deliver the state of the industry security solutions and systems for the military, defense and homeland security customers.”

About Innovative Composites Incorporated

Innovative engineers, designs, develops and manufactures creative solutions to marine, defense, sporting goods and construction markets utilizing proprietary and patented continuous fiber reinforced thermoplastic composite systems.  Thermoplastic composites, like their thermoset counterparts, have excellent physical properties such as environmental resistance, high strength, and high stiffness at a very light weight.  But thermoplastic composites come with significantly lower costs since they employ low-cost commodity resins with rapid processing times. The extraordinary strength and durability at a fraction of the weight of current materials is exciting many customers.  Innovative is engineering many applications of this breakthrough technology.  Our marine products demonstrated a 70% weight reduction in marine decking applications with increased structural strength and durability for product that will not deteriorate in the marine environment.  The continuous fiberglass reinforced skins over various composite cores have capabilities and durability far beyond products currently being used.  The ballistic products being developed for defense applications, demonstrate that many layers of fiber reinforced thermoplastics laminated together have excellent capabilities when tested against current armament and significantly reduces the weight and increases the flexibility of many applications.  Innovative is currently working with customers to develop defense and homeland security applications and to utilize the same laminated technology for hurricane and storm protection for construction applications.  We invite you to challenge the Innovative engineering team with your product applications. (www.Innovativecompositesinc.com)

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company's emergence even more important. The Company's core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400